Exhibit 5.B.

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Tel: +44 20 7597 8000

Email: legalnoticesTM@uk.daiwacm.com

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Attn: Debt Syndicate

Tel: +44 20 7773 9098

Fax: +44 20 7516 7548

Email: syndicateasia@barclays.com

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Attn: Fixed Income Syndicate Desk

Tel: +44 20 7986 9000

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn: Fixed Income Syndicate

Tel: +44 20 7103 5652

Fax: +44 20 7102 5804

Email: EMEADebtSyndicate@nomura.com